Exhibit 99.1

419 WEST PIKE STREET • P.O. BOX 629 • JACKSON CENTER, OHIO 45334-0629

PHONE 937-596-6849 • FAX 937-596-7937

N E W S   R E L E A S E

Date: January 20, 2012

Contact: Richard E. Riegel III or Peter B. Orthwein

THOR REPURCHASES 2,000,000 SHARES OF STOCK

Thor Industries, Inc. (NYSE:THO) announced today that it has entered into a repurchase agreement, dated as of January 18, 2012, to purchase 1,000,000 shares of its common stock at a price of $28.50 per share from the Estate of Wade F. B. Thompson (the “Estate”) in a private transaction. The Estate holds shares of common stock of Thor previously owned by the late Wade F. B. Thompson, Thor’s co-founder and former Chief Executive Officer. The repurchase transaction with the Estate was evaluated and approved by members of Thor’s board of directors who are not affiliated with the Estate. The transaction with the Estate was consummated on January 20, 2012.

Thor also announced today that it has entered into repurchase agreements with Catterton Partners VI, L.P. and certain of its affiliates (collectively, “Catterton”), each dated as of January 18, 2012, to purchase an aggregate of 1,000,000 shares of its common stock at a price of $28.50 per share from Catterton in a private transaction. The transaction with Catterton was consummated on January 20, 2012.

Thor used available cash to purchase the shares from the Estate and Catterton. The number of shares repurchased by Thor represented 3.6% of Thor’s issued and outstanding common stock prior to the repurchase transactions. The closing price for Thor common stock on January 18, 2012 was $29.34.

Thor is the world’s largest manufacturer of recreation vehicles and a major builder of commercial buses.

This release includes certain statements that are “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 as amended. These forward looking statements involve uncertainties and risks. There can be no assurance that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, fuel prices, lower consumer confidence and the level of discretionary consumer spending, interest rate increases, restrictive lending practices, increased material and component costs, recent management changes, the success of new product introductions, the pace of acquisitions, cost structure improvements, competition and general economic conditions and the other risks and uncertainties discussed more fully in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2011 and Part II, Item 1A of our Quarterly Report on Form 10-Q for the period ended October 31, 2011. We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in our expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based except as required by law.